Pricing Supplement No. 53  Dated September 26, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $20,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AL2

Trade Date: September 26, 1997

Settlement Date: October 14, 1997

Maturity Date: October 14, 2012

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $19,650,000

Interest Rate (per annum):  7.00%

Interest Payment Date(s): The 14th day of each month, commencing
November 14, 1997.

Record Date(s):      (  )  March 1 and September 1 of each year
                     ( X)  Other: The first day of each month.

Day Count Basis:       ( X)  30/360
                       (  )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (  )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X)    The Notes may not be redeemed prior to October 14, 1999.
Thereafter, they may be redeemed at the option of the Issuer upon at least 15 calendar days notice, in whole but not in part, on each October 14 and April 14 at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): See above.
Initial Redemption Date: October 14, 1999
Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At June 30, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $8.1 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.